Exhibit 99.1

Executive Vice President and Chief Financial Officer, Rob Driskell, has accepted an executive position with a private equity owned specialty food retailer headquartered in the mid-west.  After opening this discussion with myself and the Board of Directors prior to Thanksgiving, Rob tendered his formal notice of resignation today which I and the Board have accepted.  His departure date of December 21, 2012 will allow us to conclude our Christmas season uninterrupted.

Rob joined us as Chief Financial Officer in February 2008 and was promoted to his current position as Executive Vice President-CFO in June 2009.  Rob has been well recognized as a strong leader and major contributor for the Hancock Fabrics Team and we regret losing him from the Hancock Family.  However, we also understand from Rob that this is an attractive career situation for him with growth potential, as well as a chance to relocate to an area which will provide significant educational benefits to his family.  These, as well as many other lifestyle opportunities for him and his family were a key consideration in his decision.  Rob has expressed his sincere appreciation for the entire Hancock team as well as his confidence in the progress the Company continues to make.  We wish him the best of fortune in his new endeavor, and thank him for his contribution to our company.

A search for his successor has been initiated and the interview process is underway.  Larry Fair, currently Vice President and Chief Accounting Officer, has been appointed as the interim CFO, effective upon Rob’s departure until such time as a new CFO is appointed.   With Larry's 27 years of experience I am confident in his ability to lead the accounting and finance team which has been developed over the past 5 years in partnership with Rob.  This will ensure a seamless transition as we determine Rob's successor.  In addition, Rob's functions will have temporary reporting assignments as follows:  Accounting and Finance, IT & eCommerce, HR and Loss Prevention will report to Steve Morgan - President & CEO.  Merchandise Planning and Allocation will report to Susan van Benten - SVP Merchandising & Marketing.  Real Estate will report to Dennis Lyons - SVP Store Operations.

Steve Morgan
CEO and President